SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 25, 2008

Whole Foods Market, Inc.

(Exact name of registrant as specified in its charter)

Texas	0-19797	74-1989366
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

550 Bowie Street

Austin, Texas 78703

(Address of principal executive offices)

Registrant's telephone number, including area code: (512) 477-4455

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01.    Entry into a Material Definitive Agreement.

As previously reported, on November 5, 2008 the Company entered into a securities purchase agreement (the “Purchase Agreement”) to issue and sell shares of Series A 8.00% Redeemable Convertible Exchangeable Participating Preferred Stock, par value $0.01 per share (“Preferred Stock”), to certain affiliates of Leonard Green & Partners, L.P. for $425 million pursuant to Regulation D under the Securities Act of 1933, as amended. On December 2, 2008, the shares of Preferred Stock were issued to Green Equity Investors V, L.P., Green Equity Investors Side V, L.P. and Thyme Coinvest, LLC (collectively, the “Investors”) in accordance with the terms of the Purchase Agreement and a joinder agreement executed among the Investors dated as of December 2, 2008. A copy of the Purchase Agreement is filed as Exhibit 10.1 to this report.

In connection with the closing of the transactions contemplated by the Purchase Agreement, the Company filed a statement of designations (the “Statement of Designations”) creating the Preferred Stock and establishing the designations, preferences and other rights of the Preferred Stock with the Texas Secretary of State, which upon filing on December 2, 2008 became an amendment to the Company’s Restated Articles of Incorporation. A copy of the Statement of Designations is filed as Exhibit 3.1 to this report.

In addition, on December 2, 2008, as contemplated by the Purchase Agreement, the Investors and the Company entered into a registration rights agreement, pursuant to which, among other matters, the Company will be obligated to file a shelf registration statement covering the potential resale of the Preferred Stock and the shares of Common Stock issuable upon conversion thereof. A copy of the registration rights agreement is filed as Exhibit 4.1 to this report. In connection with the closing of the transactions contemplated by the Purchase Agreement, the Investors will be required, subject to certain limitations, to vote in favor of any nominee or director designated by the nominating committee of the board of directors (and against removal of any such director) and in accordance with the recommendation of the board of directors with respect to any proposed business combination between the Company and any other entity.

Item 3.03.    Material Modifications to Rights of Security Holders.

(b)    The terms of the Preferred Stock previously were disclosed in the Company’s Current Report on Form 8-K filed on November 6, 2008. In addition, the Statement of Designations provides that, upon any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, holders of the Preferred Stock shall be entitled to receive for each share of Preferred Stock, out of the assets of the Company or proceeds thereof (whether capital or surplus) available for distribution to the Company’s shareholders, and after satisfaction of all liabilities and obligations to the Company’s creditors, before any distribution of such assets or proceeds is made to or set aside for the holders of junior stock, including the Company’s common stock, an amount equal to the greater of (1) the sum of (A) the liquidation preference per share of the Preferred Stock plus (b) an amount per share equal to accrued but unpaid dividends not previously added to the liquidation preference from and including the immediately preceding dividend payment date to but excluding the date fixed for such liquidation, dissolution or winding up of the Company and (2) the per share amount of all cash and other property to be distributed in respect of the Company’s common stock such holder would have been entitled to had it converted such Preferred Stock (without regard to any limits on conversion) immediately prior to the date fixed for such liquidation, dissolution or winding up of the Company. In addition, as previously disclosed, the Preferred Stock has certain veto rights, which rights, among others, permit the holders of a majority of the shares of Preferred Stock at any time outstanding to prohibit the declaration or payment of any dividend or distribution to any series of capital stock ranking equal or junior to the Preferred Stock, including common stock unless (1) all dividends on the Preferred Stock have been paid in full in cash as of such date and (2) the Company pays the next quarterly dividend on the Preferred Stock in cash.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)    Effective November 25, 2008, the Company’s board of directors increased the size of its board by two persons and elected Stephanie Kugelman and William A. (Kip) Tindell, III to fill the vacancies thereby created.

Stephanie Kugelman is the recently retired Vice Chairman, Chief Strategic Officer of Young & Rubicam Brands, a worldwide marketing communications company. She is the founder and chairman of A.S.O., A Second Opinion, a strategy and branding consultancy. Kip Tindall is the Chairman and Chief Executive Officer of The Container Store, Inc., a national retailer of storage and organization products.

In addition, effective December 5, 2008, the holders of the Preferred Stock elected Jonathan D. Sokoloff and Jonathan A. Seiffer (each of Leonard Green & Partners, L.P.) as members of the board of directors of the Company. The Purchase Agreement provides that the Investors and their affiliates have the right to appoint one director to each of the committees of the board of directors as long as a director may be appointed under the terms of the Statement of Designations, federal law and applicable securities exchange regulations. In accordance with this requirement, Messrs. Sokoloff and Seiffer were named to the Compensation Committee and Nominating & Governance Committee, respectively. See Items 1.01 and 3.03 herein for information regarding the Company’s issuance of Preferred Stock and the voting rights associated therewith.

Item 5.03.    Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)    See Items 1.01 and 3.03 herein for information regarding the Company’s issuance of Preferred Stock.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits. The following are filed as exhibits to this report.

3.1	Statement of Designations dated December 2, 2008
4.1	Registration Rights Agreement dated December 2, 2008
4.2	Form of Series A Preferred Stock Certificate
10.1	Securities Purchase Agreement dated November 5, 2008
99.1	Press Release dated December 2, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHOLE FOODS MARKET, INC.

Date:	December 2, 2008	By:	/s/ Glenda Chamberlain
Glenda Chamberlain Executive Vice President and Chief Financial Officer